UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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THE L.S. STARRETT COMPANY
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THE L.S. STARRETT COMPANY
121 Crescent Street
Athol, Massachusetts 01331
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
October 13, 2021
NOTICE IS HEREBY GIVEN that the Annual Meeting of the stockholders (the “Annual Meeting”) of The L.S. Starrett Company (the “Company”) will be held at the Company's offices at 121 Crescent Street, Athol, Massachusetts on Wednesday, October 13, 2021 at 10:00 a.m. ET. We currently intend to hold our 2021 Annual Meeting in person. However, we are monitoring COVID-19 developments and related guidance issued by Massachusetts law. Should we determine that alternative arrangements for the meeting may be advisable or required, such as changing the date, time, location or format of the meeting, we will announce our decision by press release and through our filings with the SEC and post additional information on our investor relations website at www.starrett.com. The Annual Meeting is being held for the following purposes:
1.To elect a class of two directors, each to hold office for a term of three years and until his or her successor is chosen and qualified;
2.To approve the L.S. Starrett Company 2021 Long-Term Incentive Plan;
3.To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2022; and
4.To consider and act upon any other matter that may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed August 13, 2021 as the record date for the determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and to receive notice thereof. The transfer books of the Company will not be closed.
You are requested to execute and return the enclosed proxy, which is solicited by the Board of Directors of the Company.

Athol, Massachusetts	/s/ THOMAS DANIELSKI, Clerk
September 10, 2021
WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE OR, ALTERNATIVELY, COMPLETE YOUR PROXY BY TELEPHONE OR OVER THE INTERNET AS DESCRIBED IN THE ENCLOSED INSTRUCTIONS. IF YOU DESIRE TO VOTE YOUR SHARES IN PERSON AT THE ANNUAL MEETING, YOUR PROXY WILL BE RETURNED TO YOU.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on October 13, 2021. The Notice of Annual Meeting, Proxy Statement and Annual Report are available at:
Proxy: http://www.starrett.com/u?Proxy
Annual Report: http://www.starrett.com/u?Annual_Report
If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the Annual Meeting. If you do not instruct your broker on how to vote, your shares will not be voted on these matters.

Please note that any stockholder who is unvaccinated and attends the Annual Meeting in person will be required to wear a mask in light of the ongoing COVID-19 pandemic and vaccination efforts. Please have your vaccination card or proof of vaccination with you. Masks will be available for attendees.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
OF
THE L.S. STARRETT COMPANY
121 CRESCENT STREET
ATHOL, MASSACHUSETTS 01331
The enclosed form of proxy and this Proxy Statement have been mailed to stockholders on or about September 14, 2021 in connection with the solicitation by the Board of Directors of The L.S. Starrett Company (the “Company”) of proxies for use at the Annual Meeting to be held at the Company's offices at 121 Crescent Street, Athol, Massachusetts on Wednesday, October 13, 2021 , at 10:00 a.m. ET., or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
It is the intention of the persons named as proxies to vote shares represented by duly executed proxies for the proposals described in this Proxy Statement unless contrary specification is made. Any such proxy may be revoked by a stockholder at any time prior to the voting of the proxy by a written revocation received by the Clerk of the Company, by properly executing and delivering a later-dated proxy, or by attending the meeting, requesting return of the proxy and voting in person. A proxy, when executed and not so revoked, will be voted at the meeting, including any adjournments thereof; and if it contains any specifications, it will be voted in accordance therewith. If no choice is specified, proxies will be voted in favor of the proposals described in this Proxy Statement.
Stockholders of record at the close of business on August 13, 2021 are entitled to vote at this meeting. On that date, the Company had outstanding and entitled to vote 6,484,295 shares of Class A Common Stock (the “Class A Stock”) and 623,457 shares of Class B Common Stock (the “Class B Stock” and together with the Class A Stock, the “Common Stock”). Each outstanding share of Class A Stock entitles the record holder thereof to one vote and each outstanding share of Class B Stock entitles the record holder thereof to ten votes. The holders of Class A Stock are entitled to elect 25% of the Company’s directors to be elected at each meeting and such holders voting together with the holders of Class B Stock as a single class are entitled to elect the remaining directors to be elected at the meeting. Except for the foregoing and except as provided by law, all actions submitted to a vote of stockholders will be voted on by the holders of Class A Stock and Class B Stock voting together as a single class. The Company’s Board of Directors is divided into three classes with one class to be elected at each annual meeting of stockholders.
I.ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven, but due to the unexpected passing of Board member Richard B. Kennedy the Board has six directors currently. Board members are designated as follows; Russell D. Carreker, Christopher C. Gahagan and Thomas J. Riordan serve as Class I Directors; Douglas A. Starrett and Deborah R. Gordon serve as Class II Directors; and Scott W. Sproule serves as a Class III Director; and, in the case of each director, until his or her successor is chosen and qualified. Deborah R. Gordon replaced David A. Lemoine effective October 14, 2020 whose term expired in 2021 and Scott W. Sproule replaced Terry Piper whose term expires in 2022. Each director’s term is three years.
It is the intention of the persons named in the proxy to vote for the election of the two persons named below as Class II Directors, each to hold office for a term of three years and until his or her successor is chosen and qualified.

The names and ages as of August 26, 2021 of the nominees for director proposed by the Board of Directors, their principal occupations, the significant business directorships they hold, and the years in which they first became directors of the Company are as follows:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class II Director to be elected by Class A and B shareholders:

Douglas A. Starrett (69)	Since 2001, he has served as President and Chief Executive Officer of the Company. Prior to 2001, he was President of the Company. Mr. Starrett started his career with the Company in 1976 as an apprentice toolmaker and has been promoted to positions of increasing responsibility in engineering, operations and management. We believe Mr. Starrett’s broad exposure to both domestic and international operations and markets provides an in-depth understanding of our business and its culture and qualifies him to serve on the Board.	1984	2021

Class II Director to be elected by Class A shareholders:

Deborah R. Gordon (51)	Since 2014, she has served as Vice President, Investor Relations of Insulet Corporation (“Insulet”) and oversaw Corporate Communications from 2014 through 2019. Prior to joining Insulet, Ms. Gordon served in a number of roles of increasing responsibility during her 10 years at Hologic, Inc. and Cytyc Corporation (which merged with Hologic in 2007), notably seven years as Hologic’s Vice President, Investor Relations and Corporate Communications and prior, as Assistant Corporate Controller and Director of SEC Reporting and Technical Accounting at Cytyc. Prior to joining Cytyc, Ms. Gordon served in the audit practice at Deloitte & Touche LLP for 11 years. She also served as a member of the Audit and Compliance Committee of Atrius Health for six years. She is a Certified Public Accountant and earned her B.A. in Business Administration, with double concentrations in Accounting and Economics, from Clark University. We believe her financial and business management acumen makes her well suited to to serve on the Board.	2020	2021
The following tables set forth the names and ages as of August 26, 2021 of the Class I and Class III Directors continuing in office, their positions and offices with the Company, if applicable, their principal occupations, the significant business directorships they hold, the years in which they first became directors of the Company and the years that their current term in office expires:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class I Directors:

Thomas J. Riordan (65)
From 2011 until retirement in 2018, he was President and CEO of Neenah Enterprises, Inc., a designer and major manufacturer of castings and forgings. From 2007-2011, Tom was President and Chief Operating Officer of Terex Corporation, a NYSE-listed global construction company. From 1996-2007, He served in numerous positions, including Executive Vice President and COO of SPX Corporation, a NYSE-listed multinational capital goods manufacturer. From 1979-1996 he worked in various management positions with four different manufacturing companies. We believe his experience provides a deep understanding of the key issues facing manufacturers in the 21st century as well as how to manage the regulatory requirements of a publicly traded company, which qualifies him to serve on the Board.
		2017	2023

Russell D. Carreker (56)	Since 2015, he has served as the Managing Partner of C3 Investment Properties, a commercial real estate investment company. From 2012-2015, he was President of Starrett-Bytewise, a technology company that designs and manufactures laser measurement systems. He was CEO of Bytewise Measurement Systems from 1995 to 2012. Prior to 1995, he was Vice President of Credit Card Operations at Columbus Bank and Trust Company. Mr. Carreker brings a deep understanding of the required skills and issues facing an independent entrepreneur and management of a small subsidiary in a public company environment. We believe his experience enables the Board to better understand technology applications in metrology and how best to grow high-growth potential subsidiaries, which qualifies him to serve on the Board.	2017	2023

Christopher C. Gahagan (57)	From 2018-2020, Mr. Gahagan and his wife founded a non-profit foundation whose mission is dedicated to expanding STEM and Trade career opportunities for underserved and underrepresented populations. From 2015-2017, he was President and CEO of Symbotic LLC, an early stage company in automation technology for the warehouse and distribution industry. From 2009-2015, he was Senior Vice President of Avid Technologies, a technology company that develops hardware and software for digital media. From 2002-2009, he was Senior Vice President of EMC Corporation, a designer and manufacturer of computer hardware and software. Prior to 2002, he held software architect, designer and developer positions with large companies. We believe his experience provides a strong technology background for the Board and management which helps facilitate software integration in our products and processes, which qualifies him to serve on the Board.	2017	2023

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class III Directors:

Scott W. Sproule (51)	Mr. Sproule has served as Vice President, Chief Financial Officer and Treasurer of SPX Corporation (“SPX”) since 2015 until his retirement in 2020. He joined SPX in 2005 and has held a variety of leadership positions across the corporation in both corporate as well as multiple segments. Prior to joining SPX, Mr. Sproule began his finance career at PricewaterhouseCoopers in auditing, and held a series of financial management roles at Eastman Kodak Company and Corning, Incorporated. He is a Certified Public Accountant and earned his B.S. in Accounting from Robert Morris University. We believe Mr. Sproule’s financial and business management acumen makes him well suited to lead our audit committee and qualifies him to serve on the Board.	2020	2022
The following table sets forth the names and ages as of August 26, 2021 of the Class II and Class III Directors who have retired or will not continue in office, their principal occupations, the significant business directorships they hold, the years in which they first became directors of the Company and the years that their current term in office expires:

Name (Age)	Principal Occupation During Last Five Years and Directorships	Director Since	Term Expires

Class II Director:

David A. Lemoine (73)	Until his retirement in 2010, Dave was an Audit Partner, Deloitte & Touche LLP (“D&T”), Boston, MA (1985-2010). He was Partner-in-charge of D&T’s audit Boston practice (1995-2000). From 1980-1985, he served as the Senior Vice President, Finance & Administration, Briox Technologies, Inc., Worcester, MA.	2010	2020	[1]

Class III Director:

Terry A. Piper (76)	Chairman, President and Chief Executive Officer of Precision Steel Warehouse, Inc., Franklin Park, Illinois, a wholesale steel service center. Mr. Piper began his career at Precision Steel Warehouse in 1961 and has served in a series of progressively more responsible positions culminating in the position of CEO in 1999.	2003	2020	[2]

Richard B. Kennedy (78)	From 2004 until retirement in June 2013, He served as President and Chief Executive Officer, Worcester Regional Chamber of Commerce, Worcester, MA. From 2002 to 2004, He was Associate Principal and Market Strategy Consultant, Frank Lynn & Associates, Chicago, IL. From 2000 to 2001, He served as Executive Vice President and Director of GlobalBA.com, a start-up in the chemical industry. Until 1999, He was Vice President Marketing, Saint-Gobain Abrasives, Worcester, MA, a producer of abrasive products. Mr. Kennedy’s career at Saint Gobain spanned sales and marketing in both domestic and international markets.	1996	2021	[3]
___________________

1Mr. Lemoine retired from the Board effective October 14, 2020.
2Mr. Piper retired from the Board effective June 30, 2020.
3Mr. Kennedy passed away May 14, 2021
The Board of Directors has determined that Messrs. Carreker, Gahagan, Riordan, Sproule and Ms Gordon are “independent” directors, as defined by the applicable New York Stock Exchange rules.
Directors' Competency
Our directors play a critical role in overseeing the strategic direction and management of the Company. Board candidates are considered based on a broad breadth of professional skills, experiences, and financial acumen. They must possess a global perspective, personal integrity, sound judgment, and social and community awareness. However, in selecting qualified and competent directors, it is important to understand that our Company is a manufacturing business. Therefore, we look for candidates that have expertise and in-depth knowledge in the manufacturing field and our distribution channels. As a small public company, we also look for Board members who possess specific experiences that augment areas where we may have limited expertise.
Collectively our current members of the Board meet all the above criteria. The Board of Directors believes that the composition of the Board provides a good balance between the business expertise and the appropriate social perspective to ensure that the business is operating with concern for the long-term interest of our stockholders, employees, and the community. Our directors have demonstrated that they have the time to devote to Board activities and to execute their fiduciary duties to the Company and its stockholders.

GENERAL INFORMATION RELATING TO THE BOARD
OF DIRECTORS AND ITS COMMITTEES
The Board of Directors held ten meetings during the fiscal year ended June 30, 2021 (“fiscal 2021”). Each of the Company’s directors attended at least 75% of the total of: (i) the meetings of the Board during which he has been a director and (ii) the meetings of the committee(s) on which that director served during such period, with the exception of Richard Kennedy, who passed away on 5/14/21. The Company’s non-management directors met in executive session without management participation six times during fiscal 2021. Mr. Riordan chairs the executive sessions as the lead independent director, as appointed in March 2020. A regular board meeting is traditionally held immediately following the annual meeting of stockholders but the Board does not have a policy requiring the attendance by the directors at the Annual Meeting. All of the directors attended the 2020 annual meeting, which was held on November 3, 2020.
Douglas A. Starrett currently serves as Chief Executive Officer and Chairman of the Board of Directors. Mr. Starrett has worked for the Company for the past 45 years. The Board believes that Mr. Starrett’s breadth of experience and unique understanding of the corporate culture are important assets in executing the duties of Chief Executive Officer and Chairman. The advantage of the combined duties contributes to more effective and streamlined implementation of strategy and creates direct accountability. The Board believes that Mr. Starrett’s in-depth knowledge of manufacturing and the industrial markets, combined with his international experience, allow Mr. Starrett to provide strong leadership and direction for the Company. Whether the same leadership structure will be selected when our Chief Executive Officer’s tenure with the Company ends is a matter that the Board feels should be evaluated at that time in light of the skills and experience of the Chief Executive Officer and other relevant considerations.
As noted above, in March 2020 Mr. Riordan was appointed lead independent director. As lead independent director, Mr. Riordan provides independent oversight and promotes effective communication between the Board and management, including Mr. Starrett. Our lead independent director role includes, among others, presiding over all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, facilitating discussion and open dialogue among the independent directors during meetings of the Board, executive sessions, and otherwise, serving as principal liaison between the independent directors and the Chairman and coordinating with the Chairman to set the agenda for meetings of the Board. The lead independent director also performs such additional duties as the Board may otherwise determine and delegate.
The role of the Board in managing risk at the Company is to have ultimate oversight for the risk management process. Management has day-to-day responsibility for the identification and control of risk facing the Company including timely identifying, monitoring, mitigating and managing those risks that could have a material effect on the Company. Further, management has the responsibility to report these risks as they arise to the Board and its committees and the Company’s auditors. The Board has delegated certain risk assessment responsibilities to its audit committee (the “Audit Committee”), its compensation committee (the “Compensation Committee”), its corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”) and its executive committee (the “Executive Committee”). The responsibilities of each of these committees are described below.
Due to the unexpected passing of Mr. Kennedy in May 2021, the Board voted on June 2, 2021 to reconstitute the Committees effective July 1, 2021.
For most of fiscal 2021, the members of the Audit Committee were Messrs. Sproule (Chair), Kennedy, Riordan and Ms. Gordon. Upon Mr. Kennedy's passing, the Audit Committee consists of Messrs. Sproule (Chair), Riordan and Ms. Gordon. The Board has determined that each current member of the Audit Committee is independent, as defined by the applicable New York Stock Exchange rules. In general, the Audit Committee recommends to the Board the independent auditors to be selected and confers with the Company’s independent auditors to review the audit scope, the Company’s internal controls, financial reporting issues, results of the audit and the range of non-audit services. Also see section “II. Relationship with Independent Auditors” below. The Audit Committee also oversees the Company’s internal audit function. The Board has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.starrett.com.
The members of the Compensation Committee during most of fiscal 2021 were Messrs. Kennedy, Gahagan and Carreker. Effective July 1, 2021 the Compensation Committee consists of Mr. Gahagan as the Chair, Mr. Carreker and Ms. Gordon. The Board has determined that each member of the Committee is independent, as defined by the applicable New York Stock Exchange rules. The function of the Compensation Committee is to review the compensation of key management personnel and to set the Chief Executive Officer’s compensation. The Board has adopted a written charter for the Compensation Committee, which is available on the Company’s website at www.starrett.com.

The members of the Corporate Governance and Nominating Committee during most of fiscal 2021 were Messrs. Riordan (Chair), Kennedy, and Carreker. Effective July 1, 2021, the Corporate Governance and Nominating Committee consists of Mr. Riordan as the Chair, Messrs. Carreker, Gahagan and Sproule. The Board has determined that each member of the Corporate Governance and Nominating Committee is independent as defined by the applicable New York Stock Exchange rules. The Corporate Governance and Nominating Committee is responsible for recommending to the Board nominees for director and for the Company’s corporate governance practices. The Corporate Governance and Nominating Committee recommends to the Board individuals as director nominees who, in the opinion of the Committee, have high personal and professional integrity, have experience that is of particular relevance to the Company, have sufficient time available to devote to the affairs of the Company, and who will be effective, in conjunction with the other nominees and members of the Board, in collectively serving the long-term best interests of the stockholders. The Board has adopted a written charter for the Corporate Governance and Nominating Committee, which is available on the Company’s website at www.starrett.com.
The Corporate Governance and Nominating Committee’s process for identifying and evaluating director candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, such as executive officers of public companies, considering proposals from a number of sources, such as the Board of Directors, management, employees, stockholders, industry contacts and outside search firms. The Committee has adopted a policy with respect to submission by stockholders of candidates for director nominees, which is available on the Company’s website at www.starrett.com. The Committee will consider up to two candidates each year recommended by stockholders under this policy. Any stockholder or group of stockholders (referred to in either case as a “Nominating Stockholder”) that, individually or as a group, have beneficially owned at least 5% of the Company’s voting power for at least one year prior to the date the nominating stockholder submits a candidate for nomination as a director may submit in writing one candidate to the committee for consideration at each stockholder meeting at which directors are to be elected but not later than the 120th calendar day before the first anniversary of the date that the Company released its proxy statement to stockholders in connection with the previous year’s annual meeting. Recommendations should be sent to The L.S. Starrett Company, Attention: Clerk, 121 Crescent Street, Athol, Massachusetts 01331. The recommendation must include specified information about and the consent and agreement of the candidate. There are no differences in the manner in which the Committee evaluates candidates for director whether an individual is recommended by a stockholder or otherwise. The Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources. In addition, stockholders may nominate individuals for election as director at the Company’s next annual meeting in accordance with the procedures described in Section 3.11 of the Company’s By-laws.
The members of the Executive Committee during most of fiscal 2021 were Messrs. Starrett, Kennedy and Tripp. Effective July 1, 2021 Mr. Riordan joined the Executive Committee. The Executive Committee may exercise most Board powers during the period between Board meetings.
The annual director retainer fee for fiscal 2021 was set at $32,000, representing a 20% reduction from the fiscal 2020 fees. In addition, the Chairmen of the Audit (Sproule), Compensation (Gahagan) and Governance and Nominating Committees (Riordan) would receive an additional fee of $10,000, $7,750 and $7,750, respectively. Mr. Riordan would also receive an additional fee of $6,000 for serving as the Lead Director. The fiscal 2022 base retainer fees are expected to return to the fiscal 2020 level of $40,000 the same, with supplemental fees remaining the same as fiscal 2021.
Non-management directors may elect to defer part or all of their director’s compensation, in which event such deferred compensation and interest thereon will generally be payable in four equal installments after they cease to be a director.
The Board of Directors as a whole evaluates and approves any transactions with related parties. The Company has not adopted a written policy or procedure used to evaluate and approve transactions with related parties. Instead, transactions are considered by the Board of Directors at meetings or through written consents.
There have not been any transactions, or proposed transactions, during the last two fiscal years, to which the Company was or is to be a party, in which any director or executive officer of the Company, any nominee for election as a director, any security holder owning beneficially more than 5% of the Common Stock of the Company, or any member of the immediate family of the aforementioned persons had or is to have a direct or indirect material interest.
A.Audit Committee Report
The Audit Committee operates in accordance with a written charter adopted by the Board and reviewed annually by the Audit Committee. The Audit Committee is responsible for overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. It is composed solely of members who are independent, as defined by the applicable rules of the New York Stock Exchange and under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Sproule and Ms. Gordon are “audit committee financial experts” as defined by the rules of the Securities and Exchange Commission (the “SEC”). The Audit Committee is chaired by Mr. Sproule who is a certified public accountant and is a retired Chief Financial Officer and Treasurer of a large publicly traded company. Further, Ms. Gordon, is also an "audit committee financial expert." She is a certified public accountant, is currently Vice President Investor Relations at Insulet Corporation, and formerly Assistant Corporate Controller as well as Director of SEC Reporting and Technical Accounting at a publicly traded company.
Management has the primary responsibility for the financial statements and the financial reporting process. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The Audit Committee oversees the Company’s financial reporting process and internal controls on behalf of the Board. In this regard, the Audit Committee helps to ensure the independence of the Company’s auditors, its internal audit function, and the integrity of management and the adequacy of disclosure to stockholders. Representatives of the Company’s independent auditors, Grant Thornton LLP, and financial management and other management personnel have unrestricted access to the Audit Committee.
The Company’s independent auditors are responsible for auditing the Company’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in conformity with accounting principles generally accepted in the United States. In addition, the Company’s independent auditors are responsible for auditing the Company’s internal controls over financial reporting. The Company’s independent auditors perform their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.
For fiscal 2021, management, Grant Thornton LLP and the Audit Committee met five times including meetings to discuss the Company’s annual and quarterly earnings reports and financial statements prior to each public release of such reports or statements. With respect to fiscal 2021, the Audit Committee met prior to the issuance of the Company’s Annual Report on Form 10-K, to:
•review and discuss the audited financial statements and audit of internal controls with the Company’s management;
•discuss with Grant Thornton LLP the matters required to be discussed by Statement on Auditing Standard No. 1301, Communications with Audit Committees Concerning Independence;
•discuss with Grant Thornton LLP its independence and receive from Grant Thornton LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the Audit Committee concerning independence.
Based upon these reviews and discussions, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2021 for filing with the SEC.
The Audit Committee has considered and determined that the provision of the non-audit services provided by Grant Thornton LLP is compatible with maintaining the auditor’s independence. There were no services provided by Grant Thornton LLP in fiscal 2021 or fiscal 2020 other than the services included in “Audit Fees” and “Tax Fees.”
The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for fiscal 2022 and intends to submit such recommendation to the Company’s stockholders for ratification (but not for approval) at the Annual Meeting.

Audit Committee	Scott W. Sproule, Chairman
Thomas J. Riordan
September 1, 2021	Deborah R. Gordon
This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.
B.Audit Fees and Audit Committee Pre-Approval Policy

Audit Fees
The following table sets forth the approximate aggregate fees billed to the Company for the fiscal years ended June 30, 2021 and June 30, 2020 by the Company’s independent auditors, Grant Thornton LLP, in each of the last two fiscal years:

Fee Category	Fiscal 2021 Fees	Fiscal 2020 Fees
Audit Fees	$1,006,230	$1,054,000
Tax Fees	219,960	170,000
All Other Fees	—	—

Total Fees	$1,226,190	$1,224,000
“Audit Fees” were for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2021 and fiscal 2020 also included services related to the Company’s compliance with Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting.
“Tax Fees” were for professional services for federal, state and international tax compliance, tax advice and tax planning.
“All Other Fees” were for services other than the services reported above. There were no services provided by Grant Thornton LLP in fiscal 2021 or fiscal 2020 other than the services included in “Audit Fees” and “Tax Fees.”
In making its determination regarding the independence of Grant Thornton LLP, the Audit Committee considered whether the provision of the services covered in the sections entitled “All Other Fees” and “Tax Fees” was compatible with maintaining such independence. All of the work performed by Grant Thornton LLP was performed by full-time employees of the firm.
No fees were paid to Grant Thornton LLP for financial information systems design or implementation services during fiscal 2021 or fiscal 2020.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent auditors, the Audit Committee has adopted a policy for the pre-approval of certain specified services, which may be provided by the independent auditors. Under this policy, the Audit Committee has pre-approved the auditors’ engagement letter for the provision of certain services. These services set forth in the engagement letter have been identified in a sufficient level of detail so that management will not be called upon to make judgment as to whether a proposed service fits within the scope of the engagement letter. Pursuant to the policy, the Audit Committee is informed of the auditors’ provision, if any, of a pre-approved service on a periodic basis and the auditor’s report to the Audit Committee the fees for any services performed under this pre-approval policy.
C.Executive Officers of the Company
The following table sets forth the names of the executive officers of the Company, their positions and ages as of August 26, 2021:

Name	Age	Position
Douglas A. Starrett	69	President, Chief Executive Officer and Director
John C. Tripp	59	Chief Financial Officer and Treasurer
Emerson T. Leme	60	Vice President Industrial Products North America
Christian Arntsen	54	Vice President Industrial Products International
Mr. Starrett’s background is described above under “I. Election of Directors.”

John C. Tripp was appointed Chief Financial Officer and Treasurer, effective November 4, 2019. Prior to joining the Company, Mr. Tripp served as Chief Financial Officer of the IWIS Group, The Americas, since 2012, and prior to that, Divisional Chief Financial Officer of The Stanley Works – Healthcare Solutions, from 2008 to 2012. Mr. Tripp earned a BA in Economics from Harvard University and an MBA from Boston University.
Emerson T. Leme was appointed Vice President Industrial Products North America effective July 2019 and prior to that he was Head of Metrology Equipment since 2016. Emerson joined the Company in 2004 as the General Manager of Starrett China. Previously, Mr. Leme worked as manufacturing consultant in 2004, as Latin America Operations Director for Steelcase Co. from 2001 to 2003 and from 1984 to 2001 he held several positions of increasing responsibility including Manufacturing Manager at Toledo do Brazil, then a subsidiary of Mettler-Toledo. Mr. Leme holds a Bachelor’s degree in mechanical engineering from FEI – Faculdade de Engenharia Industrial, São Bernando, Brazil and a MBA from Fundação Getulio Vargas, São Paulo, Brazil with an extension at The University of Chicago Graduate School of Business.
Christian Arntsen was appointed Vice President Industrial Products International effective July 2019 and prior to that was President of Starrett Brazil since July 2018. He has been working for the Company since 2000 in various International Sales and Marketing roles including Export Sales Manager Latin America as well as Marketing Director. Mr. Arntsen previously worked for Norton, Construction Products Division, a Saint Gobain Abrasives Company in Atlanta, GA, USA from 1996 to 2000 as a Latin American Export Sales Manager and Regional Sales Manager, South-East, NA. Mr. Arntsen earned a Bachelor’s degree in Economics from Pontifícia Universidade Católica, São Paulo, Brazil and an MBA from Fundação Getulio Vargas, São Paulo, Brazil
The President and Treasurer hold office until the first meeting of the directors following the next annual meeting of stockholders and until their respective successors are chosen and qualified, and each other officer holds office until the first meeting of directors following the next annual meeting of stockholders, unless a shorter period shall have been specified by the terms of his election or appointment or, in each case, until he sooner dies, resigns, is removed or becomes disqualified. There have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions material to the evaluation of the ability and integrity of any executive officer during the past ten years.

D.Executive and Director Compensation
The section provides an overview of our executive compensation program and philosophy and discusses the compensation paid during fiscal 2021 to our named executive officers (“NEOs”). In light of the COVID-19 pandemic the Compensation Committee and the Board of Directors as described below, adjusted the compensation of the Company’s NEOs and non-management members of the Board of Directors to reflect the impact that the pandemic had on the Company’s financial performance. Specifically, each of our NEOs agreed to a temporary 20% reduction of base salary and the percentage of their base salary that was eligible to be earned for threshold, target and maximum performance under the FY21 Cash Bonus Plan was lowered. In addition, the Board of Directors voted to reduce the annual retainer fee for non-management directors for fiscal 2021 by 20%, to $32,000.
For fiscal 2021, our NEOs consisted of the following three individuals: Douglas A. Starrett, John C. Tripp and Emerson T. Leme.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($) (e)	Total ($)
Douglas A. Starrett	2021	359,615	—	168,500	127,500	13,481	669,096
President, Chief Executive Officer, and Director	2020	407,019	—	131,430	—	12,995	551,444

John C. Tripp	2021	249,867	14,000	101,100	84,000	10,475	459,442
Chief Financial Officer and Treasurer	2020	165,846	25,000	50,550	—	3,791	245,187

Emerson T. Leme	2021	210,821	—	80,880	43,788	8,422	343,911
Vice President Industrial North America	2020	229,077	—	74,140	—	4,582	307,799
(a) Mr. Tripp received a one-time signing bonus upon acceptance of his offer of employment in fiscal 2020, and a relocation bonus in fiscal 2021.
(b) This column represents the grant date fair value of performance-based restricted stock units and restricted stock units granted during each of fiscal 2021 and fiscal 2020. The Company did achieve the applicable performance targets for performance-based restricted stock units with vesting criteria based on fiscal 2021 performance. The Company did not achieve the applicable performance targets for performance-based restricted stock units with vesting criteria based on fiscal 2020 performance. For a detailed description of the assumptions used for purposes of determining fair value, see Note 3 to our Consolidated Financial Statements included in our Form 10-K for the fiscal year ended June 30, 2021.
(c) This column represents the annual incentive bonuses earned by our NEOs under our FY21 Cash Bonus Plan. Company performance targets were met for fiscal 2021, but not for fiscal year 2020.
(d) Includes employer matching contributions to the 401(k) plan.
Overview
Although the Company is a small to mid-sized manufacturer, the Compensation Committee understands that the Company’s breadth of product, global operating presence and brand equity demands that the business be managed by highly competent personnel in order to meet the challenges and the continually changing landscape of today’s global economy. The Company’s executives require the same talents as executives at much larger organizations and must be motivated, versatile and experienced in order for the Company to prosper in the future. To that end, the Company must recruit, retain and reward qualified executive talent in order to build long-term stockholder value and a sustainable business for the benefit of all stakeholders.
The Compensation Committee is responsible for reviewing and setting the compensation of the Company’s Chief Executive Officer (“CEO”) and for recommending to the full Board of Directors the compensation for the Company’s other NEOs.
In fiscal 2021, the Compensation Committee engaged Radford, an executive compensation consultant, to benchmark total executive compensation against the competitive marketplace using a peer group of similarly situated companies.
The Compensation Committee holds discussions to review Radford’s recommendations regarding compensation for the CEO and other NEOs.

The Compensation Committee has the opportunity to work closely with each NEO during the year at various board and committee meetings and has a good understanding and working knowledge of each officer’s contributions and talents. The Compensation Committee also discusses with the CEO the performance and contributions of the other NEOs and seeks his advice and recommendations when setting their compensation. The CEO is not present when the Compensation Committee discusses his compensation.
Our compensation practices are relatively simple, straightforward and transparent. Setting compensation is not done by a strict formula. It is a subjective judgment based on a number of factors. We do not look at the performance for just one year, but for a number of years, and consider the economic climate in all areas of the world where we operate. We look at how stockholders, employees and stakeholders at all locations have fared during these periods. In particular, we look at measures affecting stockholders’ equity such as sales revenues and net profit margins, which are key indicators of stockholder value. We also consider stock price movement, bearing in mind that the stock market is generally short-term oriented and subject to pressures that are not under the control of our NEOs.
For fiscal year 2021, NEO compensation consisted primarily of base salary, cash incentive compensation, and grants of awards under the 2012 Long Term Incentive Plan. In addition, in fiscal year 2021, long-term equity (stock) incentives were available to our NEOs and employees on the same basis through our employee stock purchase plan. In fiscal 2019, Radford recommended that the company target 60% of NEO compensation to be based upon salary and annual cash bonus and 40% to be based on long-term equity (stock) awards and we continued to follow that guidance in fiscal 2021.
We make judgments based on the considerations listed above and on competitive compensation at companies of similar size and in similar fields. We compare our compensation practices to those of our peer group companies, and we draw on our knowledge of the market cost of any executive who might have to be replaced. The Compensation Committee also periodically reviews various publicly available sources of compensation data. We believe that our executive compensation is generally lower than executive compensation paid by companies of similar size and in similar fields for comparable positions as our executives are currently in the 25% range of our peer group with respect to total compensation. The Company plans to move to the 50% range of its peer group, principally through the use of short-term cash incentives, in order to close the compensation gap with our peers and be able to retain and attract qualified management talent.
The five elements of our executive compensation program are:
•Base salary
•Cash incentive compensation
•Long-term incentives
•Retirement benefits
•Other compensation
These components are intended to encourage and achieve the purpose and philosophies of our executive compensation programs set forth above. We have not adopted formal policies for allocation between long- and short-term, and cash- and non-cash, compensation. We seek a mix of all elements of compensation to achieve a total compensation package that is commensurate with an NEO’s position, responsibility and performance relative to his peers in other companies of similar size and in similar fields.
At the 2020 annual meeting of stockholders, the stockholders approved, on a non-binding, advisory basis, the compensation of the Company’s NEOs. In addition, the stockholders of the Company also voted in favor of holding future advisory votes on the compensation paid to the Company’s NEOs every three years. The Compensation Committee considered the results of this vote and determined that, consistent with the majority vote of the Company’s stockholders, the Company will hold future non-binding stockholder advisory votes on the compensation of the Company’s NEOs every three years at the Company’s annual meeting of stockholders. Accordingly, the Company will next seek a non-binding, advisory vote on executive compensation from its stockholders at the 2023 annual meeting of stockholders.
Base Salary
Base salary is the fixed component of an NEO’s cash compensation and should reflect the individual’s position and scope of responsibility, taking into consideration experience, tenure, long-term potential and the ability to assume additional responsibility.

The Compensation Committee reviews base salaries for the NEOs in June of each year or in connection with promotions. The following chart represents the base salaries for fiscal 2021 of our NEOs. The base salary of our NEOs did not increase from fiscal 2020 to fiscal 2021.
As part of the response to the COVID-19 pandemic’s impact on global sales for Starrett, all NEOs, in addition to all senior management of the company, accepted a temporary 20% reduction of base salary, as reflected in the table below:

Named executive officer	Fiscal 2021 base salary	COVID-19-Related Temporary Base Salary (July 1, 2020 - December 31, 2020)
Douglas A. Starrett	$425,000	$340,000 (through March 31, 2021)
John C. Tripp	$280,000	$224,000
Emerson T. Leme	$240,000	$192,000
Based on the company's performance after the second quarter of fiscal 2021, the base salaries of Mr. Tripp and Mr. Leme were restored on January 1, 2021. Mr. Starrett's base salary was restored later on April 1, 2021.
Cash Incentive Compensation
Annual cash incentive compensation is variable pay for the NEOs to reward them for overall Company and individual performance in the key areas of sales, operational, and financial results. This component of incentive compensation is important to attract highly motivated and skilled executives.
For fiscal 2021, in response to issues presented by the COVID-19 pandemic and in an effort to conserve cash, the Company temporarily amended the Cash Bonus Plan to reduce potential cash incentive earnings. The “FY21 Cash Bonus Plan” was reviewed and recommended by the Compensation Committee and approved by the Board of Directors. The bonus targets under the FY21 Cash Bonus Plan were established based upon a fully vetted budget process for all divisions and included specific targets for consolidated sales, operating profit, and operating cash flow. An NEO earns a percentage of his base salary based upon the percentage level of achievement against the three financial targets for Company sales, operating profit and operating cash flow. The table below shows the threshold, target and maximum percentage of base pay opportunity for each of our NEOs, in the FY21 Cash Bonus Plan:

	Fiscal 2021 Cash Bonus Plan (% of Base Salary)
Title	Threshold	Target	Max
CEO	5%	20%	30%
CFO	5%	20%	30%
VP North America	5%	20%	30%

For fiscal 2021, Company sales, operating profit, and operating cash flow improved significantly over fiscal 2020 and exceeded FY21 targets. As a result, the CEO and CFO earned the maximum percentage cash incentive (30%) and the VP for North America earned an 18.2% cash incentive, which in each case was applied to the NEO’s fiscal 2021 base salary before the impact of the 20% temporary salary adjustment. The VP for North America earned a lower percentage cash incentive as the recovery in the North America region was slower than that experienced by the Company's International businesses.
In fiscal 2022, the percentages of salary cash incentive will be restored to the fiscal 2020 levels.
Long Term Equity Incentives
The Board of Directors adopted the Company’s 2012 Long-Term Incentive Plan, which was approved by the stockholders at the October 17, 2012 annual meeting and under which equity-based and cash-based awards may be granted to employees, directors, consultants and advisors of the Company. On October 18, 2017, the stockholders reapproved the material terms of the performance goals under this plan. During fiscal 2021, we granted awards to our NEOs under the 2012 Long-Term Incentive Plan that were intended to link executive compensation and stockholder value, as well as to encourage retention; generally, the awards were not eligible to vest unless Company financial performance metrics were achieved and the executive would forfeit any earned but unvested portion of the award if he was not employed by the Company at the time of vesting.
The Board of Directors approved the following grants of performance-based restricted stock units to each of our NEOs on September 2, 2020: 25,000 performance-based restricted stock units were granted to Mr. Starrett; 12,000 performance-based restricted stock units were granted to Mr. Leme, and 15,000 performance-based restricted stock units were granted to Mr. Tripp. The awards become earned upon the Company achieving 100% of its fiscal 2021 operating targets and, if earned, become eligible to vest as to 50% of the award one year after the Company files its fiscal 2021 Form 10-K and 50% two years after the Company files its fiscal 2021 Form 10-K.
As a result of the Company's improved financial performance for fiscal 2021, all of the performance-based restricted stock units granted by the Board of Directors on September 2, 2020 have been earned.
In addition to the Performance-based Restricted Stock Units, and in an effort to mitigate the lost earning potential on the reduced percentages of the "FY21 Cash Bonus Plan", the Board of Directors also approved the following grants of restricted stock units to each of our NEOs on September 2, 2020: 25,000 restricted stock units were granted to Mr. Starrett; 12,000 restricted stock units were granted to Mr. Leme, and 15,000 restricted stock units were granted to Mr. Tripp, all of which will vest over three years in equal installments commencing on the first anniversary of the grant date.
Finally, based on the executive leadership team’s proactive and prompt response to the COVID-19 pandemic that protected our global associates, the Company, and cash balances, the Compensation Committee recommended, and the Board of Directors approved, discretionary equity awards for fiscal 2020. The awards were as follows: Mr. Starrett – 39,000 shares, Mr. Leme and Mr. Tripp – 15,000 shares. These awards were delivered 67% as fully vested shares and will be delivered as to the remaining 33% of the shares on the one-year anniversary of the September 2, 2020 grant date, subject to the executive’s continued employment.
There are also other opportunities for our employees, including our NEOs, to invest in Company stock through the 401(k) Plan, the Company’s 1952 Employees’ Stock Purchase Plan and the 2017 Employee Stock Purchase Plan.
Other Compensation
The Company strives to maintain a reasonable relationship between executive pay and average non-executive employee pay. The Company does not provide its executives with perks such as club memberships or access to company-paid professional services that are not uniformly available to non-executive officer employees of the Company.
Outstanding Equity Awards as of Fiscal-Year End
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each NEO as of June 30, 2021:

Name	Number of Securities Underlying Unexercised Stock Options (Exercisable) (#)(a)	Number of Securities Underlying Unexercised Stock Options (Unexercisable) (#)(a)	Option Exercise Price ($)(b)	Option Expiration Date (c)	Number of Shares or Units of Stock That Have Not Vested (#)(d)	Market Value of Shares or Units of Performance- Based Vested Stock That Have Not Vested ($)(e)
Douglas A. Starrett	7,500	—	10.08	12/17/2022	63,000	$588,420
John C. Tripp	—	—	—	—	43,000	401,620
Emerson Leme	—	—	—	—	31,300	$292,342

(a) Stock options vest ratably over a three-year period commencing on the grant date of December 17, 2012.
(b) Represents the stock price (fair market value) on the grant date of December 17, 2012.
(c) Stock options expire, if not exercised, on the ten-year anniversary of the grant.
(d) Performance based restricted stock units and shares granted but not yet vested. For Mr. Starrett, this represents 13,000 unvested shares from his fiscal 2020 award of 39,000 shares vesting at (67/33), the 25,000 RSU's awarded for fiscal 2021 and another 25,000 performance-based RSU's which were awarded and earned in fiscal 2021. For Mr. Tripp, the 43,000 unvested shares represent 8,000 unvested shares form his signing bonus of 12,000 shares vesting at (33/33/33), 5,000 unvested shares from his fiscal 2020 award of 15,000 shares vesting at (67/33),

15,000 RSU's awarded for fiscal 2021, and another 15,000 performance-based RSU's awarded and earned for fiscal 2021. For Mr. Leme, this represents 7,300 shares remaining unvested from his fiscal 2020 award of 22,000 shares vesting at (67/33), 12,000 RSU's awarded for fiscal 2021, and another 12,000 performance-based RSU's awarded and earned for fiscal 2021.
(e) Represents market value as June 30, 2021 at $9.34/share
Retirement Benefits
The Compensation Committee and Company management believe that it is important to provide retirement benefits to employees who reach retirement age. Company retirement benefits consist of the following:
•The 401(k) Plan. The Company’s 401(k) Plan is a defined contribution plan intended to be qualified under the Internal Revenue Code. Our NEOs are eligible to participate in the 401(k) plan on the same terms as our other employees. The Company enhanced the employer contribution to the 401(k) Plan effective January 1, 2017 in conjunction with freezing the Retirement Plan, effective December 31, 2016. The enhancement increased the Company’s total contribution across all eligible participants by approximately $1.0 million annually.
•The Retirement Plan. The Company’s Retirement Plan is a defined benefit pension plan intended to be qualified under the Internal Revenue Code. Participants in this plan are generally eligible to retire with a full pension benefit at age 65. Mr. Starrett participates in the Retirement Plan on the same basis as our other employees with similar years of service at the Company. The Company froze the Retirement Plan effective December 31, 2016. Consequently, the Plan is closed to new participants and current participants no longer earn additional benefits.
•The ESOPs. The Company’s 1984 Employee Stock Ownership Plan (the “1984 ESOP”) and the 2013 Employee Stock Ownership Plan (the “2013 ESOP” and collectively with the 1984 ESOP, the “ESOPs”) are employee stock ownership plans intended to be qualified under the Internal Revenue Code. An employee’s vested balance, if any, under the ESOPs will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. Our NEOs, except for Mr. Tripp, participate in the ESOPs on the same terms as our other employees with similar years of service at the Company.
•The Supplemental Executive Retirement Plan (the “SERP”). Mr. Starrett, participates in the SERP. The SERP provides supplemental retirement benefits out of the general assets of the Company that are otherwise denied to participants due to legislation limiting the amount of compensation that may be taken into account in computing the benefit payable under the Company’s Retirement Plan.
Hedging Policy
We do not have a hedging policy at this time.
Pension Benefits
The Company’s Retirement Plan covers all eligible employees who have at least one year of service and have attained age 21. An “eligible employee” is an employee of the Company (or an affiliate of the Company that participates in the Plan) other than a union employee, leased employee, independent contractor, or, except as determined by the Company, a nonresident alien. Benefits under the Retirement Plan are determined by reducing a formula amount calculated under the Retirement Plan by 90% of the annuity value of the employee’s vested account balance, if any, under the 1984 ESOP. See “Employee Stock Ownership and 401(k) Savings Plans” below. At no time will the benefit of any participant under the Retirement Plan be less than such participant’s benefits, if any, under the Retirement Plan before establishment of the 1984 ESOP. The formula amount calculated under the Retirement Plan is based on the sum of 1.25% of the employee’s average base salary up to the employee’s Social Security covered compensation plus 1.70% of the employee’s average base salary over covered compensation, times the number of years of credited service up to but not exceeding 35 years. An employee’s average base salary is his average base salary for the five consecutive highest paid of his last ten years of employment.
Pursuant to provisions of the Internal Revenue Code of 1986, as amended, in general, annual compensation that may be taken into account in computing a participant’s benefit under the Retirement Plan is limited (to $285,000 for the plan year beginning on July 1, 2021) and annual annuity benefits may not exceed a specified dollar limit (currently $230,000). The Company has established the Supplemental Executive Retirement Plan (“SERP”) to provide on an unfunded basis out of the general assets of the Company benefits earned under the Retirement Plan formula that are in excess of Internal Revenue Code limits.

The Company froze the pension plan as of December 31, 2016 and no additional benefits accrued after that date.
Employee Stock Ownership and 401(k) Savings Plans
The Company also maintains the 1984 ESOP, established in 1984, a 401(k) Savings Plan, established in 1986, and the 2013 ESOP, established in fiscal 2013. All plans are designed to supplement retirement benefits provided under the Company’s Retirement Plan and to enable employees to share in the growth of the Company.
The 1984 ESOP covers eligible domestic employees who have at least one year of service and have attained age 21. However, as of June 30, 1994, all of the shares of Common Stock in the 1984 ESOP were allocated to participant accounts, and future 1984 ESOP contributions by the Company (if any) are discretionary. Employees who retire, die, or otherwise terminate employment will be entitled to receive their vested account balance, if any, under the 1984 ESOP, which will generally be distributed at the same time that the employee is eligible to begin receiving a benefit under the Retirement Plan. An amount equal to 90% of an employee’s 1984 ESOP account balance, if any, expressed in annuity form, will be used to offset the employee’s benefit under the Retirement Plan. See “Pension Benefits” above.
The 2013 ESOP covers eligible domestic employees who have at least one year of service and have attained age 21. The 2013 ESOP plan year ends on June 30. The plan is funded exclusively by Company contributions, and employees will neither be required nor permitted to make contributions to the plan. Each year, the Company will determine the extent of its contribution to the plan. For fiscal 2013, the Company made a contribution to the plan totaling $773,000, equal to 2% of each eligible participant’s annual compensation. Participants will become vested in the plan over a six-year period at 20% per year beginning in the second year. In fiscal 2014, the Company amended the 2013 ESOP plan to provide that participants will become vested over a five-year period at 20% per year beginning in the first year, rather than the second year. There were no contributions to the 2013 ESOP in fiscal years 2020 and 2021.
The 401(k) Savings Plan is a savings and salary deferral plan that is intended to qualify for favorable tax treatment under Section 401(a) of the Internal Revenue Code. To be a participant in the 401(k) Savings Plan (a “Participant”), an eligible employee must have completed six months of service and be at least 18 years old. Participants may authorize deferral of a percentage of their compensation through payroll deductions, subject to any limitations imposed by the 401(k) Savings Plan administrator, which the Company will contribute to a trust fund established for the 401(k) Savings Plan (the “401(k) Trust”).
The prior Company contribution to the 401(k) Savings Plan for the benefit of each Participant was a matching contribution equal to one-third of the first 5% of the participant’s compensation (as determined under the 401(k) Savings Plan) that the Participant contributes as a salary deferral for each month.
In conjunction with freezing the Defined Benefit Pension Plan on December 31, 2016, the Company amended the 401(k) plan to adopt a safe harbor plan formula with an enhanced matching contribution. Effective January 1, 2017, the Company makes a non-elective employer contribution equal to 3% of compensation (determined under the 401(k) Savings Plan) plus a matching contribution equal to 50% of the first 2% of compensation deferred by the employee.
Under current vesting rules, matching contributions vest after three years of service (as determined under the 401(k) Savings Plan) and salary deferral contributions and non-elective employer contributions vest immediately. Participants may, among other investment choices, invest their contributions and matching contributions in the Company stock fund.
Assets of the 401(k) Savings Plan, including Company stock, are held in trust. Company stock is held in a unitized fund that includes both Company stock and cash. Counsel Trust Company is the trustee of the 401(k) Trust.
A participant’s accounts may be invested (along with any earnings) as the Participant directs in one or more of the investments made available by the Plan administrator, including the Company stock fund. Withdrawals from the 401(k) Savings Plan may only be made upon termination of employment, attainment of age 59 1/2 or in connection with certain provisions of the Plan that permit hardship withdrawals. The 401(k) Savings Plan also permits loans to participants.
For fiscal 2021 and 2020, Company safe harbor and matching contributions for all executive officers of the Company as a group were $32,378 and $37,334, respectively, and for all employees of the Company as a group were $944,838 and $1,027,124, respectively.
Potential Payments upon Termination or Change in Control

The Company entered into Change in Control Agreements (“CIC Agreements”) with Douglas A. Starrett on January 16, 2009 and with John C. Tripp, and Emerson Leme on January 1, 2020. Under the CIC Agreements, Messrs. Starrett, Tripp, and Leme are entitled to certain payments in connection with a “change in control” (as defined in the CIC Agreements) of the Company. Among other triggering events set forth in the definition, a change in control of the Company will occur if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding voting securities or more than 50% of the total fair market value of the Company. The material terms of the CIC Agreements are summarized below.
CIC Agreement with Douglas A. Starrett
Under Mr. Starrett’s CIC Agreement, Mr. Starrett is entitled to certain payments and benefits if there is a change in control of the Company. In the event of a change in control of the Company (and notwithstanding any change in employment with the Company), Mr. Starrett is entitled to:
1A lump sum payment of three times his annual base salary immediately prior to the change in control plus three times the average of his annual bonus for the past three years. As of the date of this Proxy Statement, this amount is estimated to be approximately $1,776,500.
2Full acceleration of his options to purchase stock of the Company (including the right to participate in any stage of a tender offer) and full acceleration of his restricted stock units. Mr. Starrett was granted 89,000 restricted stock units on September 2, 2020, (including performance-based restricted stock units), of which 63,000 shares remain unvested. The value of full acceleration as of June 30, 2021 for the stock options and restricted stock units would be $0 and $588,420, respectively.
3Continued coverage under existing medical, dental, and prescription drug plans for Mr. Starrett and his family for 36 months following the change in control. In the event that coverage under such a plan is not available, the Company will pay the premium costs for COBRA health care continuation coverage for him and his spouse and/or dependents or, to the extent that COBRA coverage is not available, monthly lump sum cash payments equal to the monthly COBRA premiums directly to him for such 36-month period. This is estimated to be approximately $70,000.
4Continued coverage under a director and officer liability policy.
5A “gross up payment” for excise and related taxes in the event that payments or distributions to him under the CIC Agreement would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.
6In the event that he is terminated for any reason within 36 months of a change in control, a lump sum payment equal to the value of any additional benefits that would have accrued to him under the Company's retirement plan from the date of his termination if he had remained employed with the Company for 36 months following the change in control. No estimate of this payment is available at this time.
7The Company's covenant to continue in effect all retirement plans in which he is a participant immediately prior to the change in control. No estimate of this payment is available at this time.
CIC Agreements with John C. Tripp and Emerson T. Leme
Under their CIC Agreements, Messrs. Tripp and Leme are entitled to certain payments and benefits if (1) there is a change in control of the Company and (2) any of them is terminated in connection with the change in control. In the event of a termination in connection with a change in control, each of Messrs. Tripp and Leme is entitled to:
1A lump sum payment equal to one and one-half times his annual base salary immediately prior to the change in control and one and one-half times the average of his annual bonus over the past three years. For Mr. Tripp, this equates to $462,000 and for Mr. Leme - $412,600.
2Continued coverage under existing medical, dental, and prescription drug plans for him and his family for 18 months following the change in control and termination of employment. In the event that coverage under such a plan is not available, the Company will pay the premium costs for COBRA health care continuation coverage for him and his spouse and/or dependents or, to the extent that COBRA coverage is not available, monthly lump sum cash payments equal to the monthly COBRA premiums directly to him for such 18-month period. This equates to approximately $35,000 each.
3Continued coverage under a director and officer liability policy.
4A “gross up payment” for excise and related taxes in the event that payments or distributions to him under the CIC Agreement would constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.
5In the event he is terminated for any reason within 18 months of a change in control, a lump sum payment equal to any additional benefits that would have accrued to him under the Company's retirement plan from the date of his termination if he had remained employed with the Company for 18 months following the change in control. No estimate of this payment is available at this time.
6In the event that his employment is not terminated following a change in control, the Company's covenant to continue in effect all retirement plans in which he is a participant immediately prior to a change in control. No estimate of the value of this benefit is available at this time.
In the event of a change in control of the Company (and notwithstanding any change in employment with the Company), Messrs. Tripp and Leme are entitled to full acceleration of their options to purchase stock of the Company (including the right to participate in any stage of a tender offer) and full acceleration of their time-based vested restricted stock units.
Summary of Director Compensation
Our non-management directors in fiscal 2021 received:
•Annual cash retainers ranging from $0 to $45,750.
•Reimbursement for Company-related out-of-pocket expenses, including travel expenses.
DIRECTOR COMPENSATION FOR FISCAL 2021
The table below summarizes the compensation earned by our directors/and or paid by the Company to our directors for fiscal 2021.

Name	Fees Earned or Paid in Cash (Meeting Fees and Retainers) ($)(a)	Stock Awards ($)(b)	All Other Compensation (c)	Total ($)
Richard B. Kennedy (c)	$32,000	$24,736	$98,322	$155,058
David A. Lemoine (d)	10,500	—		10,500
Thomas J. Riordan	45,750	24,736		70,486
Russell D. Carreker	32,000	24,736		56,736
Christopher C. Gahagan	—	24,736		24,736
Scott Sproule	40,000	24,736		64,736
Deborah Gordon	$30,000	$21,653		$51,653

(a) This column represents retainer fees paid for services as a director during the fiscal year ended June 30, 2021. Each of the Company’s non-management directors is paid a retention fee of $40,000. However, on June 2, 2020, the Board of Directors voted to reduce the annual retainer fee for fiscal 2021 by 20%, to $32,000. Exceptions were made for new Directors Scott Sproule and Deborah Gordon. Mr. Gahagan elected to forfeit his retainer for fiscal 2021. Each non-management director who serves as a committee chairperson receives an additional amount for his or her service as a chairperson. In addition to his retention fees, Mr. Riordan received $7,750 for serving as corporate governance and nominating committee chair, and $6,000 for serving as Lead Director. The retainer fees for Mr. Lemoine and Ms. Gordon are prorated based on their service in fiscal 2021.
(b) This column represents the grant date fair value of restricted stock units granted in fiscal 2021. Mr. Riordan, Mr. Carreker and Mr. Gahagan, Mr Sproule, and Mr. Kennedy all received $24,736 in stock awards. Ms Gordon, who joined the board later was awarded the same number of shares, but at a different grant price reduced the value on the grant date to $21,653. Mr Gahagan, Mr. Riordan, and Mr. Carreker all held 11,174 restricted stock units that have not yet vested on June 30, 2021, while Mr Sproule and Ms. Gordon each held 7,340 unvested restricted stock units on the same date.
(c) Mr. Kennedy passed away May 14, 2021. Following his death, the Board of Directors approved a cash payment to Maryann Kennedy as beneficiary of the estate of Mr. Kennedy to approximate the value of 11,173 unvested restricted stock units of the Company that Mr. Kennedy held at the time of his death and that were cancelled for no consideration pursuant to the terms of the Company’s 2012 Long-Term Incentive Plan.
(d) Mr. Lemoine retired from the Board effective October 14, 2020.

Employees’ Stock Purchase Plans
The 2017 Employees’ Stock Purchase Plan (the “2017 Plan”), which was approved by the stockholders on October 18, 2017, provides eligible employees with the opportunity to acquire an interest in the future of the Company by purchasing its Common Stock at an option price. The options may cover shares of Class A or Class B Stock as the Company shall determine. The principal difference between the Class A Stock and the Class B Stock is their respective voting rights. Class B Stock is otherwise identical to the Class A Stock except (i) that it is generally non-transferable except to lineal descendants, (ii) cannot receive more dividends per share than the Class A Stock and (iii) can be converted to Class A Stock at any time. Under the 2017 Plan, the option price to purchase shares of the Company’s Common Stock is the lower of 85% of the market price on the date of grant or 85% of the market price on the date of exercise (two years from the date of grant).
The 2017 Plan gives the Company's U.S. based employees an opportunity to participate in the success of the Company and allows present employee stockholders to invest further if they so desire. The Company’s management feels that a further financial interest of this type on the part of those who work for the Company and its subsidiaries gives it an added edge that makes a difference in Company performance. At June 30, 2021, 217 employees were eligible to participate in the 2017 Plan. Based on the closing market price for the Company’s Common Stock on June 30, 2021 of $9.34 per share, the aggregate market value of the 500,000 shares of Common Stock issuable under the 2017 Plan would be approximately $4,670,000.

I.Security Ownership of Certain Owners and Management
1.Security Ownership of Management
The following table and accompanying footnotes set forth certain information about the beneficial ownership of the Company’s Common Stock as of August 13, 2021 by the directors, the named executive officers and all directors and executive officers as a group.

Name of Beneficial Owner	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership [1]	Percent of Class
Douglas A. Starrett[2]	Class A	179,907	2..8%
	Class B	55,349	8.8%

Thomas J. Riordan	Class A	65,474	1.0%
	Class B	—

Russell D. Carreker[3]	Class A	10,172	*
	Class B	4,853

Scott W. Sproule	Class A	7,340	*
	Class B	—	*

Christopher C. Gahagan	Class A	10,172	*
	Class B	—	*

Deborah R. Gordon	Class A	7,340	*
	Class B	—	*

John C. Tripp	Class A	57,000	*
	Class B

Emerson T. Leme	Class A	45,667	*
	Class B	—	*

Christian Arnsten	Class A	46,000	*
	Class B	—	*

All current directors and executive officers (total 9 persons)	Class A	429,072	6.62%
	Class B	60,202	9.66%
__________________
*    Less than one percent (1%)

1Shares are held with sole voting and investment power except as indicated below.
2Includes 238 Class A and 1,150 Class B shares held with shared voting and investment power and 8,104 Class A and 49,154 Class B shares held with sole voting power only. Does not include shares of Common Stock held by Mr. Starrett as Trustee under the 1984 ESOP except for 6,111 Class A and 1,545 Class B shares allocated to Mr. Starrett’s 1984 ESOP account. See Note 5 under “Security Ownership of Certain Beneficial Owners” below
3Includes 3,528 Class B shares held with sole voting and investment power and 2,832 Class A shares and 1,325 Class B shares with shared voting power only.

2.Security Ownership of Certain Beneficial Owners
The following table and accompanying footnotes set forth the persons or groups known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock as of July 31, 2021.

Name and Address of Beneficial Owners	Title of Class of Common Stock	Amount and Nature of Beneficial Ownership	Percent of Class
Renaissance Technologies LLC1	Class A	520,731	8.08%
800 Third Ave.
New York, NY 10022	Class B	—	*

Morgan Stanley[2]	Class A	391,731	6.10%
1585 Broadway
New York, NY 10036	Class B	—	*

Dimensional Place[3]	Class A	365,171	5.70%
6300 Bee Cave Road
Building One	Class B	—	*
Austin, TX 78746

Mid-Atlantic Trust Company	Class A	221,357	3.41%
The Times Building
336 Fourth Avenue, Suite 5 Pittsburgh, PA 15222	Class B	13,770	2.21%

Phillip J. Cote, Douglas A. Starrett and John C. Tripp, as	Class A	308,493	4.76%
Trustees under The L.S. Starrett	Class B	79,130	12..69%
Company’s Employees Stock Ownership Plan[4] c/o The L.S. Starrett Company 121 Crescent Street Athol, MA 01331
__________________
*    Less than one percent (1%)

1Share information is based upon information set forth in the Amendment on Schedule 13G filed by Renaissance Technologies LLC with the SEC on February 11, 2021.
2Share information is based upon information set forth in the Amendment on Schedule 13G filed by Morgan Stanley with the SEC on February 11, 2021.
3Share information based on information set forth in the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 16, 2021.
4Phillip J. Cote, Douglas A. Starrett and John C. Tripp in their capacity as Trustees under the ESOPs (the “ESOPs Trustees”) hold the shares with sole dispositive power subject to the terms of the ESOPs. The ESOPs Trustees disclaim beneficial ownership of the ESOPs shares except with respect to their own vested shares in the ESOPs.

II. APPROVAL OF THE L.S. STARRETT COMPANY 2021 LONG-TERM INCENTIVE PLAN

On September 1, 2021, the Board adopted The L.S. Starrett Company 2021 Long-Term Incentive Plan (the "Plan"), subject to stockholder approval.

A. Summary of the Plan

The following is a summary of the material features of the Plan. It may not contain all of the information important to you. We urge you to read the entire Plan, a copy of which is attached to this Proxy Statement as Exhibit [A].

Purpose. The purpose of the Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive awards. The Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, cash awards and stock units including restricted stock units or combinations thereof, all as more fully described below.

Administration. The Plan will be administered by the Compensation Committee (the "Committee") of the Board. The term "administrator" is used below to refer to the person (the Committee and its delegates) charged with administering the Plan. Under the Plan, the administrator may interpret the Plan and any awards; determine eligibility for and grant stock options, stock appreciation rights, restricted stock, unrestricted stock, performance awards (in cash or stock) and stock units, including restricted stock units, or combinations thereof; determine, modify or waive terms and conditions of any award; prescribe forms, rules and procedures relating to the Plan and awards; and otherwise do all things necessary or appropriate to carry out the purposes of the Plan or any award.

Eligibility. Key employees, directors, consultants and advisors of the Company are eligible to receive awards under the Plan. Eligibility for stock options intended to be incentive stock options (“ISOs”) is limited to employees of the Company or certain of its affiliates. As of September 1, 2021, we estimate that approximately 30 employees, and 7 directors, would be eligible to participate in the Plan.

Authorized Shares. A total of 500,000 shares of Class A Stock may be issued under the Plan, as adjusted for any stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company's capital structure, plus any shares that are subject to awards under the Company’s 2012 Long-Term Incentive Plan (the “2012 Plan”) that expire or are terminated or cancelled without the delivery of shares (the “Share Pool”). The following rules apply in respect of the Share Pool:

1.All shares withheld in payment of the exercise price or purchase price of an award or in satisfaction of tax withholding obligations will reduce the Share Pool.
2.All shares underlying a stock appreciation right, any portion of which is settled in shares of our common stock, will reduce the Share Pool.
3.Shares underlying awards that expire, become unexercisable, or terminate or that are forfeited to or repurchased by the Company without the issuance of Class A Stock will not reduce the Share Pool.
4.Shares delivered under awards in substitution for awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition (“Substitute Awards”) will not reduce the Share Pool.
5.The Share Pool will not be increased by any shares of Class A Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to stock option exercises.

Shares that may be delivered under the Plan may be authorized but unissued shares of common stock or previously issued shares of common stock acquired by the Company. The closing price of our common stock as reported on the New York Stock Exchange on August 13, 2021 was $7.35 per share.

Individual Limits. The Plan provides that the maximum number of shares as to which options may be granted to any participant during any fiscal year will be 150,000 and the maximum number of shares as to which stock options and stock appreciation rights may be granted to any participant during any fiscal year is 150,000. The Plan provides that the maximum number of shares as to which other awards may be granted to any participant during any fiscal year will be 150,000, and the maximum amount payable to any person in any fiscal year as cash awards will be $2 million.

Director Limits. The Plan provides that the aggregate value of all compensation granted or paid to any non-employee director with respect to any fiscal year, including awards granted under the Plan and cash fees or other compensation paid by the Company to such director outside of the Plan for his or her services as a director during such fiscal year, may not exceed $250,000 ($350,000 for the director’s first fiscal year of service on the Board) in the aggregate. This limitation does not apply to any compensation granted or paid for services other than as a director, including as a consultant or advisor to the Company or a subsidiary].

Types of Awards. The Plan provides for the grant of stock options, stock appreciation rights (“SARs”), restricted stock, unrestricted stock, performance awards (in cash or stock) and stock units, including restricted stock units, or other awards that are convertible into or otherwise based on our common stock. Dividend equivalents may also be provided in connection with awards under the Plan, but in no event will any dividend or dividend equivalents be paid in respect of any stock option or stock appreciation right.

1.Stock Options and SARs. A stock option is a right entitling the holder to acquire shares of Class A Stock upon payment of the applicable exercise price. A SAR entitles the holder upon exercise to receive Class A Stock equal in value to the excess of the fair market value of the shares of stock subject to the right over the base value from which appreciated in measured. The exercise price of each stock option, and the base value of each SAR, granted under the Plan may not be less than 100% of the fair market value of a share of Class A Stock subject to such stock option or SAR on the date of grant (110% in the case of certain ISOs). Each stock option and SAR will have a maximum term that does not exceed ten years from the date of grant (or five years, in the case of certain ISOs). The exercise price for a stock option may be paid in cash or by check acceptable to the administrator or by other means acceptable to the administrator.

2.Stock Units: A stock unit award is denominated in shares of Class A Stock and entitles the holder to receive stock or cash measured by the value of the stock in the future. The delivery of stock or cash under a stock unit may be subject to the satisfaction of performance conditions or other vesting conditions.

3.Stock Awards. The Plan provides for awards of nontransferable shares of restricted Class A Stock, as well as unrestricted shares of Class A Stock. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited, redelivered or offered for sale to the Company unless specified performance or other vesting conditions are met.

4.Performance Awards. The Plan provides for performance awards entitling the recipient to receive cash or Class A Stock subject to performance vesting conditions determined by the administrator. Performance conditions may also be attached to other awards under the Plan.

Vesting. The administrator has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award (or any portion thereof).

Term of Plan. No awards may be made under the Plan after the date that is ten years from the Plan’s date of adoption, but previously granted awards may continue beyond that date in accordance with their terms.

No Repricing. Other than in connection with certain corporate transactions or changes to our capital structure, stock options and SARs granted under the Plan may not be amended to reduce the exercise price or base value of the stock option or SAR, cancelled and exchanged for stock options or SARs with an exercise price or base value that is less than the exercise price or base value of the original stock option or SAR, or cancelled when the exercise price or base value of the stock option or SAR is greater than the fair market value of a share of our Class A Stock on the date of such cancellation in exchange for cash or other consideration, in each case, without stockholder approval.

Termination of Employment. Unless otherwise provided by the administrator or an award agreement, upon a termination of employment or service, all unvested options and other awards requiring exercise will terminate, and all other unvested awards will be forfeited. Vested options and SARs will remain exercisable for one year following death or a termination due to disability or for 3 months following any other termination except a termination for cause (or, if shorter, for the remaining term of the option or SAR). If a holder’s service is terminated for cause, all options and other awards requiring exercise, whether or not vested, will terminate upon such termination of service.

Transferability of Awards. Except as the administrator may otherwise determine, awards may not be transferred other than by will or by the laws of descent and distribution.

Change of Control. In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated and there is a surviving or acquiring corporation, the Plan permits the administrator to arrange for the assumption of awards outstanding under the Plan or the grant to participants of replacement awards by that corporation. If the merger, consolidation or other transaction is one in which holders of Class A Stock will receive a payment upon consummation of the transaction, the administrator may provide for a cash-out payment with respect to some or all awards (or any portion thereof) outstanding. The administrator may provide that any outstanding awards not otherwise assumed, replaced or cashed-out and requiring exercise will become exercisable or the delivery of shares will be accelerated to have their restrictions removed, as applicable, in each case on a basis that gives the holder of an award a reasonable opportunity, as determined by the administrator, following the exercise of the award or delivery of the shares, as the case may be, to participate as a stockholder in such transaction. Except as the administrator may determine and except for awards that are assumed, as discussed above, each award will automatically terminate (and in the case of outstanding shares of restricted stock will automatically be forfeited) upon consummation of such merger, consolidation or other transaction.

Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in our capital structure, the administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan; the individual award limits; the number and kind of securities underlying, and, if applicable, the exercise or purchase price of, outstanding awards; and any other provisions affected by such change.

Clawback. The administrator may cancel, rescind, withhold or otherwise limit or restrict any award if the participant violates a non-competition, non-solicitation or confidentiality agreement. Any outstanding award will be subject to forfeiture and disgorgement to the Company to the extent provided in any applicable Company policy that provides for such forfeiture or disgorgement, or to the extent required by law or applicable stock exchange listing standards and any related Company policy.

Amendment. The administrator may amend the Plan or any outstanding award at any time, provided, that except as otherwise expressly provided in the Plan or an award, the administrator may not, without the participant's consent, alter the terms of an award so as to materially and adversely affect the participant's rights under the award, unless the administrator expressly reserved the right to do so in the Plan or at the time the applicable award was granted. Any amendments to the Plan will be conditioned upon stockholder approval to the extent required by applicable law or stock exchange requirements.

Effective Date of the Plan. The Plan will become effective as of September 1, 2021, provided that it is approved by the shareholders at this meeting.

B. New Plan Benefits

Awards under the Plan are discretionary and therefore, at this time, the benefits that may be received by participants under the Plan, if such Plan is approved by our stockholders, cannot be determined.

The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the 2012 Plan during the 2021 fiscal year. If the Plan was in effect in fiscal 2021, the below awards would have been granted under the Plan.

Name and Position	Number of Stock Options	Number of Restricted Stock Units	Number of Performance-Based Restricted Stock Units
Douglas A. Starrett, President, Chief Executive Officer and Director	0	64,000	25,000
John C. Tripp, Treasurer and Chief Financial Officer	0	30,000	15,000
Emerson Leme, Vice President Industrial North America	0	34,000	12,000
Executive Group	0	177,100	76,000
Non-Executive Director Group	0	44,040	0
Non-Executive Officer Employee Group	0	0	0

C. Federal Tax Effects

The following discussion summarizes certain federal income tax consequences associated with certain awards granted under the Plan under the law as in effect on the date of this proxy statement. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Non-statutory Options. In general, in the case of a non-statutory option, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as a non-statutory option. ISOs are also treated as non-statutory options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs. In general, the grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. In general, the grant of a restricted stock unit does not itself result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Certain Change in Control Payments. Under the so-called "golden parachute" provisions of the Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan, may be subject to an additional 20% federal tax and may not be deductible to the Company.

Section 409A. Stock options granted under the Plan are intended to be exempt from the rules of Section 409A of the Code. However, the Company will not be liable to any participant or other holder of an award with respect to any award-related adverse tax consequences arising under Section 409A or other provisions of the Code.

D. Equity Compensation Plan Information

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of August 13, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	269,227	3.84	10,477
Equity compensation plans not approved by security holders	—	—	—
Total	269,227	3.84	10,477

E. Stockholder Approval of Plan

The Plan will be approved upon the affirmative vote of a majority of the votes cast on the proposal.

The Board of Directors recommends that stockholders vote to approve the Company’s 2021 Long-Term Incentive Plan.

III. RELATIONSHIP WITH INDEPENDENT AUDITORS
During the fiscal year ended June 30, 2021, Grant Thornton LLP was engaged to perform the annual audit. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.
The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm of the Company for fiscal 2022 and intends to submit such recommendation to the Company’s stockholders for ratification (but not for approval) at the Annual Meeting.

IV. GENERAL
1.Solicitation and Voting
In case any person or persons named herein for election as a director should not be available for election at the Annual Meeting, proxies in the enclosed form (in the absence of express contrary instructions) may be voted for a substitute or substitutes as well as for other persons named herein.
As of the date of this Proxy Statement, management knows of no business that will be presented to the Annual Meeting that is not referred to in the accompanying notice, other than the approval of the minutes of the last meeting of stockholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes.
As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies in the attached form that do not contain specific instructions to the contrary will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.
The enclosed proxy is solicited by the Board of Directors of the Company. The cost of solicitation will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company’s officers and employees personally or by telephone, facsimile, courier or e-mail. The Company will, on request, reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. A proxy that is executed but that does not specify a vote for, against or an abstention will be voted in accordance with the recommendation of the Board of Directors contained herein.
Consistent with Massachusetts law and under the Company’s By-laws, a majority of the shares entitled to be cast on a particular matter, present at the meeting, or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or at the Annual Meeting will be counted by persons appointed by the Company to act as election tellers for the Annual Meeting. For Proposal No. 1, the two nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. For Proposal No. 2, the approval of the L.S. Starrett Company 2021 Long-Term Incentive Plan, under the rules and regulations of the New York Stock Exchange (the “NYSE rules”), approval requires the number of votes cast in favor of the proposal to exceed the aggregate of votes cast against the proposal plus abstentions. Proposal No. 3, the ratification of Grant Thornton LLP as the Company’s independent auditor, requires the affirmative vote of a majority of the votes properly cast. However, a vote in favor or against the ratification of Grant Thornton LLP as the Company’s independent auditor is not binding on the Board of Directors.
Abstentions and broker non-votes are counted as present or represented for purposes of determining a quorum for the Annual Meeting. A broker non-vote is a proxy from a brokerage firm or other nominee indicating that such person has not received instructions from the beneficial owner on a particular matter with respect to which the brokerage firm or other nominee does not have discretionary voting power. Shares held by a brokerage firm or other nominee that are not voted on any matter at the meeting are not included in determining whether a quorum is present.
Under the NYSE rules, the proposal to ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2021 is considered a “routine” matter, which means that brokerage firms or other nominees may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions. However, the election of directors and the approval of the L.S. Starrett Company 2021 Long-Term Incentive Plan are “non-routine” matters under the NYSE rules, which means brokerage firms or other nominees that have not received voting instructions from their clients on these matters may not vote on these proposals.
With respect to Proposal No. 1, the election of directors, only “for” and “withhold” votes may be cast. Votes that are withheld will have the same effect as an abstention and will not count as a vote for or against a director because directors are elected by plurality voting. Broker non-votes will have no effect on the outcome of this proposal. With respect to Proposal No. 2, the approval of the L.S. Starrett Company 2021 Long-Term Incentive Plan, only “for,” “against” and “abstain” votes may be cast. For Proposal No. 2, abstentions will be treated as votes against the proposal under the NYSE rules, which require the number of votes cast in favor of the proposal to exceed the aggregate of votes cast against the proposal plus abstentions, and broker-non-votes will have no effect on the outcome of the proposal. With respect to Proposal No. 3, the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2022, only “for,” “against” and “abstain” votes may be cast. Abstentions and broker non-votes will have no effect on the outcome of Proposal No. 3. Brokerage firms and other nominees generally have discretionary authority to vote on Proposal No. 3; thus, we do not expect any broker non-votes on Proposal No. 3.
If you were a registered stockholder as of August 13, 2021, the record date for our Annual Meeting, you are invited to attend the Annual Meeting.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually online. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Company holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on October 12, 2021. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration should be directed to us at the following:

By email:
Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail:
Computershare
The L.S. Starrett Company Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001
2.Communication with the Board of Directors
Stockholders and other interested parties can communicate directly with the Board by writing to: Board of Directors, c/o Clerk, The L.S. Starrett Company, 121 Crescent Street, Athol, Massachusetts 01331. The Company will forward such communications to the Board at, or prior to, the next meeting of the Board.
Stockholders and other interested parties wishing to communicate only with the Company’s independent directors (i.e., non-management directors) can address their communications to “Independent Directors, c/o Corporate Governance and Nominating Committee” at the same address as above. These communications will be handled by the Corporate Governance and Nominating Committee and forwarded to the independent directors at or prior to the next meeting of the independent directors. The Board or the independent directors will determine, in such group’s sole discretion, the method by which any such communications will be reviewed and considered.
Communications to the Board (including to the independent directors) should not exceed 200 words in length, excluding the information required to accompany the communication. All such communications must be accompanied by the following information: (i) a statement of the type and amount of the securities of the Company that the person holds and (ii) the address, telephone number and e-mail address, if any, of the person submitting the communication. Interested parties that do not hold any securities of the Company may omit the information required by item (i) above in communications with the Board.
3.Corporate Governance
The Company’s Corporate Governance Policy, and its Policy on Business Conduct and Ethics (“Ethics Policy”) for all directors, officers and employees of the Company, including executive officers, as well as any waivers under the Ethics Policy granted to directors and executive officers, are available on the Company’s web site at www.starrett.com. The Company’s website is included in this Proxy Statement as a textual reference only and the information in the website is not incorporated by reference into this Proxy Statement. Stockholders may also obtain free of charge printed copies of these policies as well as the committee charters for the Company’s Board of Directors by writing to the Clerk of the Company at the Company’s headquarters.
4.Submission of Stockholder Proposals
In order to be included in the Company’s proxy materials for presentation at the 2022 annual meeting of stockholders, a stockholder proposal pursuant to Rule 14a-8 as promulgated under the Exchange Act must be received by the Company not less than 120 days prior to September 14, 2022 and must comply with the requirements of Rule 14a-8. Such proposals should be sent to the Board of Directors, c/o Clerk, at 121 Crescent Street, Athol, Massachusetts 01331.
Under the Company’s By-laws, stockholders who wish to make a proposal at the 2022 annual meeting of stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 as promulgated under the Exchange Act, must notify the Company not less than 120 days nor more than 150 days prior to the meeting; provided that in the event that less than 130 days’ notice or prior public disclosure of the date of meeting is given or made to stockholders, the notice must be received no later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure is made. If a stockholder who wishes to present a proposal fails to notify the Company in accordance with the procedure set forth in the Company’s By-laws, the stockholder would not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the Company’s By-laws, the proposal is brought before the meeting, then under the SEC’s proxy rules the proxies solicited by management with respect to the meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.
5.Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, officers and any person beneficially owning more then 10% of our common stock to file reports with the SEC regarding their ownership of our common stock and any changes in ownership. Based solely on our review of such reports furnished to us from certain persons that no other reports were required for those persons, we believe that all filing requirements applicable to our directors, officers and persons owning more than 10% of our common stock were complied with in fiscal 2021 except that each of Douglas Starrett, John Tripp, Christian Arntsen and Emerson Leme were delinquent in filing a Form 4 to report the acquisition of Company common stock. Such filings have since been made prior to the time of filing this Proxy Statement.

6.Additional Information
The Company makes available through its web site, www.starrett.com, its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act.
IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE STAMPED ENVELOPE ADDRESSED TO COMPUTERSHARE, INC., THE COMPANY’S TRANSFER AGENT, OR TO VOTE BY TELEPHONE OR OVER THE INTERNET AS PROVIDED ON THE ENCLOSED INSTRUCTIONS. Stockholders who execute proxies, but attend the Annual Meeting in person, may withdraw their proxies and vote directly if they prefer. The Company’s transfer agent will assist the Company in tabulating the stockholder vote.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The election of two directors is proposed by the Board of Directors, each to hold office for a term of three years and until his or her successor is chosen and qualified. The Company's Board of Directors proposes for election: Douglas A. Starrett and Deborah R. Gordon. Both nominees are current members of the Company's Board of Directors.
In accordance with the Board of Directors’ recommendation, the proxy holders will vote the shares of the Company's Common Stock covered by the respective proxies for the election of each of the two director nominees, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board of Directors. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.
For details regarding qualifications, experience and specific skills of each of our director nominees, please see “I. Election of Directors” included elsewhere in this Proxy Statement.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINATED DIRECTORS.

PROPOSAL NO. 2
APPROVAL OF L.S. STARRETT COMPANY 2021 LONG-TERM INCENTIVE PLAN

The approval of The L. S. Starrett Company’s 2021 Long-Term Incentive Plan is proposed by the Board of Directors. The Board adopted the 2021 Long-Term Incentive Plan on September 1, 2021 subject to stockholder approval. The purpose of the 2021 Long-Term Incentive Plan is to advance the interests of the Company by providing for the grant to eligible participants of stock-based and other incentive awards. The 2021 Long-Term Incentive Plan is intended to accomplish these goals by enabling the Company to grant awards in the form of options, stock appreciation rights, restricted stock, unrestricted stock, performance awards, cash awards and stock units including restricted stock units or combination thereof. The 2021 Long-Term Incentive Plan is attached to the Proxy Statement as Exhibit I.

The Board of Directors recommends a vote FOR the approval of the Company’s 2021 Long-Term Incentive Plan.

Exhibit I - 2021 LONG-TERM INCENTIVE PLAN

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2022
The Audit Committee of the Board of Directors has appointed Grant Thornton LLP to serve as the Company’s independent registered public accountants for fiscal year 2022. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment. The Company expects representatives of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of Grant Thornton LLP is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of Grant Thornton LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR 2022.

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The L. S. Starrett Company

VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by October 12, 2021 at 11:59 P.M., Eastern Time.

Online
Go to **www.investorvote.com/SCX** or scan the QR code – login details are located in the shaded bar below.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – MANAGEMENT RECOMMENDS A VOTE "FOR" ALL DIRECTOR NOMINEES IN PROPOSAL 1 and "FOR" PROPOSALS 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold
(01) Class A Stockholders: **Deborah R. Gordon**	☐	☐	(02) Class A and B Stockholders: **Douglas A. Starrett**	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
You can view the Annual Report and Proxy Statement on the internet at:
Proxy: http://www.starrett.com/u?Proxy
Annual Report: http://www.starrett.com/u?Annual_Report

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE L. S. STARRETT COMPANY

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PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE L.S. STARRETT COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 13, 2021

The undersigned hereby (i) constitutes and appoints, and (ii) where this proxy solicitation relates to shares allocated to the undersigned under the 1984 Employee Stock Ownership Plan or the 2013 Employee Stock Ownership Plan (together with the 1984 Employee Stock Ownership Plan, the "Employee Stock Ownership Plans"), instructs Douglas A. Starrett and John C. Tripp, and each of them, as trustees under the Employee Stock Ownership Plans, to constitute and appoint, and (iii) where this proxy solicitation relates to shares allocated to the undersigned with respect to his or her interest in the Common Stock fund (also known as the Starrett Stock Fund) under the 401(k) Savings Plan, instructs Mid Atlantic Trust Company as trustee under the 401(k) Savings Plan to constitute and appoint, Douglas A. Starrett and John C. Tripp, and each of them, as attorneys and proxies, with full power of substitution, to vote and act in the manner designated on the reverse side at the 2021 Annual Meeting of Stockholders of The L.S. Starrett Company, to be held on October 13, 2021, at 10:00 a.m. Eastern Time, and any adjournment thereof, upon and in respect of all of the shares of the Class A and Class B Common Stock of the Company as to which the undersigned may be entitled to vote or act, or as to which the undersigned may be entitled to provide instructions under the Employee Stock Ownership Plans or the 401(k) Savings Plan, with all the powers the undersigned would possess if personally present, and without limiting the general authorization hereby given, the undersigned directs that his or her vote be cast as specified in the Proxy. The undersigned hereby revokes any proxy previously granted to vote the same shares of stock for said meeting. Shares of stock allocable to the Employee Stock Ownership Plans for which no directions have been received will be voted in proportion to those allocated shares for which directions have been received.

(Items to be voted appear on reverse side)

C Non-Voting Items

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